SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [   ]

Check the appropriate box:

[   ] Preliminary Proxy Statement
[   ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[   ] Definitive Additional Materials
[   ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

ANGELICA CORPORATION
(Name of Registrant as Specified in Its Charter)

(Name of Person Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

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[   ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

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[   ] Fee paid previously with preliminary materials.

[   ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:
(2) Form, Schedule or Registration Statement No.:
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Dear Shareholder:

       It is my pleasure to invite you to Angelica Corporation’s 2005 Annual Meeting of Shareholders at 10:00 a.m. on Tuesday, May 24, 2005, at the Saint Louis Club, 14th Floor, 7701 Forsyth Boulevard, Clayton, Missouri. In addition to the formal items of business to be brought before the meeting, members of management will review Angelica’s performance and answer your questions.

       Enclosed with this proxy statement are your proxy card and the Annual Report to Shareholders for the fiscal year ended January 29, 2005. Your vote is very important. We encourage you to read this proxy statement and vote your shares as soon as possible. A return envelope for your proxy card is enclosed for convenience. Shareholders of record also have the option of voting by using a toll-free telephone number or via the internet. Instructions for using these services are included on the proxy card.

       Thank you for your continued support of Angelica. I look forward to seeing you on May 24, 2005.

                                                                                                                        Sincerely,

Stephen M. O’Hara President and Chief Executive Officer

April 20, 2005
424 South Woods Mill Road
Chesterfield, Missouri 63017-3406

i

424 South Woods Mill Road
Chesterfield, MO 63017-3406

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Date:	Tuesday, May 24, 2005
Time:	10:00 a.m.
Place:	Saint Louis Club, 14th Floor 7701 Forsyth Boulevard Clayton, Missouri

Matters to be voted on:

  Election of three directors to serve for three-year terms; and

  Any other matters properly brought before the meeting or any adjournment thereof, including the shareholder proposal included in this proxy statement.

This proxy statement, proxy card and the Annual Report to Shareholders for the fiscal year ended January 29, 2005, were distributed to shareholders on or about April 20, 2005. The Board of Directors set a record date for this meeting as of the close of business on March 31, 2005.

                                                                                                                        By order of the Board of Directors,

Steven L. Frey Vice President, General Counsel and Secretary

April 20, 2005
St. Louis, Missouri

Whether or not you expect to attend the annual meeting, please date, sign and promptly return the enclosed proxy in the accompanying envelope, which requires no postage if mailed in the United States. Shareholders of record also have the option of voting by telephone or internet, as described on the proxy card.

GENERAL INFORMATION

Why am I Receiving the Proxy Materials?

       Angelica’s Board of Directors is soliciting proxies to be voted at the 2005 Annual Meeting of Shareholders. This proxy statement summarizes information you need to know to grant a proxy or to vote at the annual meeting. Throughout this proxy statement when the terms “Angelica,” “the Company,” “we” or “us” are used, they refer to Angelica Corporation.

Who Can Vote?

       Shareholders of Angelica as of the close of business on March 31, 2005, are entitled to vote at the annual meeting. On March 31, 2005, 9,176,621 shares of the Company’s common stock were issued and outstanding. Each share of common stock is entitled to one vote on each matter to be considered at the meeting.

How Many Votes Do I Have?

       You may vote all of the shares of Angelica common stock that you owned at the close of business on March 31, 2005, the record date for the annual meeting. These shares include:

  shares held directly in your name as the “shareholder of record;”

  shares held for you as the beneficial owner through a broker, bank or other nominee in “street name;” and shares credited to your account in the dividend reinvestment plan and employee benefit plans held in custody by the trustee, UMB Bank, N.A., and your 401(k) savings plan account held in custody by the trustee, Marshall & Ilsley Trust Company, N.A.

       The enclosed proxy card shows the number of shares that you are entitled to vote.

       If you receive more than one proxy card, it is an indication that your shares are registered differently and are in more than one account. Sign and return all proxy cards to ensure that all of your shares are voted. To provide better shareholder services, we encourage you to have all accounts registered in the same name(s) and address. You may do this by contacting our transfer agent, UMB Bank, N.A. at 1-800-884-4225.

       Shareholders do not have the right to cumulate their votes. Your individual vote is confidential and will not be disclosed to third parties.

What is the Difference Between Holding Shares as a Shareholder of Record and as a Beneficial Owner?

       Many shareholders hold their shares through a broker, bank or other nominee in “street name” rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Shareholders of Record

       If your shares are registered directly in your name with the transfer agent, UMB Bank, N.A., you are considered, with respect to those shares, the shareholder of record, and these proxy materials are being sent directly to you.

Beneficial Owner

       If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker or nominee which is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker how to vote and are also invited to attend the meeting. However, since you are not the shareholder of record, you may not vote these shares in person at the meeting unless you bring with you a legal proxy from the shareholder of record. Your broker or nominee has enclosed a voting instruction card for you to use in directing the broker or nominee how to vote your shares.

How Do I Vote by Proxy?

       Registered shareholders may vote by telephone, internet or mail. Telephone and internet voting information is provided on the proxy card. A proxy control number, located on the proxy card, is designed to verify your identity, allow you to vote your shares and confirm that your voting instructions have been properly recorded. Voting by telephone or internet will help us reduce costs.

  Voting by telephone
  In the U.S. and Canada, you may call toll-free 1-800-758-6973. Telephone voting is available 24 hours a day, 7 days a week until 5:00 p.m., CDT, May 23, 2005. If you vote by telephone, you do not need to return your proxy card.

  Voting by internet
  You may also choose to vote via the internet at http://www.eproxyvote.com/ag1. Internet voting is available 24 hours a day, 7 days a week until 5:00 p.m., CDT, May 23, 2005. If you vote via the internet, you do not need to return your proxy card.

  Voting by mail
  If you choose to vote by mail, simply mark your proxy card, date and sign it, and return it to UMB Bank, N.A. in the postage-paid envelope provided.

       If your shares are held in street name, you will need to follow the voting instructions on the form you receive from your broker, bank or other nominee. The availability of telephone and internet voting will depend on their voting processes.

May I Revoke My Proxy?

       You may revoke your proxy:

  by submitting another proxy by telephone, internet or mail;

  by notifying our Corporate Secretary in writing before the meeting that you have revoked your proxy; or

  by voting by ballot at the meeting.

How Proxies Work

       The Board of Directors is asking for your proxy. By submitting your proxy to us, you authorize the persons designated as proxies by the Board to vote your shares at the meeting in the manner you direct. You may vote for all, some or none of the nominees for director. You may also vote for or against the shareholder proposal or abstain from voting. If you return your signed proxy card but do not indicate your voting preferences, the designated proxies will vote, on your behalf, FOR each of the nominees for director and AGAINST the shareholder proposal. The Board of Directors recommends you vote FOR the election of all of the directors and AGAINST the shareholder proposal.

Required Votes

       A majority of the issued and outstanding shares entitled to vote must be represented at the meeting in person or by proxy in order to have a quorum. If a quorum is present at the meeting, then the affirmative vote of a plurality of the shares voted in the election of directors is required to elect a nominee as a director and the affirmative vote of a majority of the shares voted on the shareholder proposal is required to approve the proposal.

       If you vote to withhold votes in the election of directors, or abstain from voting on the shareholder proposal, your shares will be counted as present at the meeting for quorum purposes. Votes withheld in the election of directors and abstentions with respect to the vote on the shareholder proposal will, however, have no effect on the outcome of the proposal to elect directors or the shareholder proposal.

       Proxies submitted by brokers that do not indicate a vote for a proposal because they have no discretionary voting authority and have not received instructions as to how to vote on the proposal (so-called “broker nonvotes”) are not considered as represented at the meeting for purposes of a quorum and will not affect the outcome of the vote on either the election of directors or the shareholder proposal.

       Proxies will be inspected and tabulated by UMB Bank, N.A., our transfer agent.

Attending the Annual Meeting

       When you vote, indicate if you plan to attend the meeting. You will need proof of ownership to be admitted to the meeting if you are a beneficial owner of common stock held by a broker, bank or other nominee. A recent brokerage statement or letter from a bank or broker are examples of proof of ownership. If you want to vote your common stock held in street name in person, you will have to obtain a proxy in your name from the registered holder.

Solicitation of Proxies

       Proxy materials were first mailed to shareholders on or about April 20, 2005. We have hired Georgeson Shareholder Communications Inc. to assist in the distribution of proxy materials and solicitation of votes at a cost of approximately $9,000 plus reimbursement of out-of-pocket expenses. We will bear the entire cost of solicitation of proxies. We will also reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding the proxy materials to the beneficial owners of common stock. Officers and regular employees may also solicit proxies, but they will not be specifically compensated for such services.

Other Matters

       At the time this proxy statement was printed, we knew of no other matters to be presented or acted upon at the meeting. Under our By-laws, no business other than that stated in the meeting notice may be transacted at any meeting of shareholders unless the matter is properly delivered to our Corporate Secretary in the manner set forth in this proxy statement under the heading “Information About Shareholder Proposals.” If any other matter is presented at the meeting on which a vote may properly be taken, the shares represented by valid proxies will be voted in accordance with the judgment of the person or persons designated as proxies on the proxy card.

ELECTION OF DIRECTORS
(Item No. 1 on Proxy Card)

Structure of the Board

       Our By-laws provide for a Board of Directors that is divided into three classes. The classes have three-year terms with one class standing for election each year. Vacancies on the Board may be filled by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy or a new directorship created by an increase in the size of the Board serves until the next election of directors by the shareholders at which time the director will stand for election for the remaining term of the class of directors to which the director belongs. Under Angelica’s By-Laws, generally the number of directors is fixed, and may be increased or decreased from time to time by resolution of the Board of Directors. Currently, the number of directors is fixed at eight.

       Our Board of Directors has nominated three individuals, two of whom, Charles W. Mueller and Dr. William A. Peck, are currently directors, for election as directors at the meeting. The new nominee for election is Dr. Ronald N. Riner. Mr. Mueller, Dr. Peck and Dr. Riner have each been nominated for election to the class of directors to serve a three-year term expiring in 2008.

       All of our directors, with the exception of Stephen M. O’Hara, are non-employee directors. Our Board believes that all of the non-employee directors act independently from management and do not have any relationships that would interfere with their free exercise of judgment. All, except for Mr. Hubble, are eligible to serve on the Audit Committee, the Corporate Governance and Nominating Committee and the Compensation and Organization Committee. Mr. Hubble is not currently considered an independent director under applicable New York Stock Exchange criteria because he retired as an executive officer of the Company in January 2004. Additionally, because of his position as President and Chief Executive Officer of the Company, Mr. O’Hara is not an independent director.

       The Board is not aware that any nominee named in this proxy statement is unwilling or unable to serve as a director. If, however, a director is unable to stand for election, the Board may, by resolution, fix the number of directors to provide for a lesser number of directors or designate a substitute. In the latter event, shares represented by proxies which do not indicate voting preferences will be voted for the substitute nominee.

       The election of directors is based upon a plurality of the votes cast. The three persons with the highest vote totals in the class of directors to serve a three-year term expiring in 2008 will be elected in this class.

       Information concerning each of the directors standing for election or continuing in office is presented below.

Nominees for Three-Year Terms Ending in 2008

Director:	CHARLES W. MUELLER

Employment:	Mr. Mueller is the Retired Chairman and Chief Executive Officer of Ameren Corporation and its subsidiaries, Union Electric Company (d/b/a AmerenUE), a local electric utility, and Ameren Services Company, positions in which he served from 1998 until December 31, 2003. Mr. Mueller also served as President of Union Electric Company from 1993 until 2001 and as its Chief Executive Officer from 1994 until 2001.

Directorships:	Director of Ameren Corporation; former director and Chairman of the Federal Reserve Bank of St. Louis.

Committees:	Compensation and Organization Committee; Corporate Governance and Nominating Committee (Chairman)

Age:	66

Director since:	1996

Director:	WILLIAM A. PECK, M.D.

Employment:	Dr. Peck has been Director of the Center for Health Policy for Washington University since July 1, 2003. Dr. Peck served as Dean of the School of Medicine from 1989 and Executive Vice Chancellor for Medical Affairs, Washington University from 1993 until his retirement from both those positions on June 30, 2003.

Directorships:	Director of Allied Healthcare Products, Inc., Hologic, Inc. and TIAA-CREF Trust Company.

Committees:	Audit Committee; Corporate Governance and Nominating Committee

Age:	71

Director since:	1996

Director:	RONALD N. RINER, M.D.

Employment:	Dr. Riner is President of The Riner Group, Inc., a healthcare advisory and consulting firm, which he founded in 1980.

Directorships:	None

Age:	56

Directors to Continue in Office Until 2006

Director:	RONALD J. KRUSZEWSKI

Employment:	Mr. Kruszewski has been Chairman of Stifel Financial Corp. and its subsidiary Stifel, Nicolaus & Company, Incorporated, a full service brokerage investment banking firm since April, 2001, and has served as President and Chief Executive Officer since September, 1997.

Directorships:	Chairman of Stifel Financial Corp., Stifel, Nicolaus & Company, Incorporated and Downtown St. Louis Partnership, Inc.; trustee of St. Louis Science Center and Webster University; advisory director of SBI Incorporated and Southern Products Company; and director of St. Louis Regional Chamber and Growth Association and the Securities Industry Association (SIA).

Committees:	Audit Committee (Chairman); Special Finance Committee (Chairman)

Age:	46

Director since:	2004

Director:	STEPHEN M. O’HARA

Employment:	Mr. O’Hara joined Angelica Corporation as President and Chief Executive Officer on September 15, 2003. Mr. O’Hara was Chairman and Chief Executive Officer of Rawlings Sporting Goods Company, Inc., a seller of athletic equipment and uniforms, from November 1998 to Rawlings’ sale in March 2003. Mr. O’Hara continued as Chief Executive Officer of Rawlings after its sale from March 2003 to September 2003.

Committees:	Special Finance Committee

Directorships:	None

Age:	50

Director since:	2000

Directors to Continue in Office Until 2007

Director:	SUSAN S. ELLIOTT

Employment:	Ms. Elliott is Chairman and Co-Chief Executive Officer of Systems Service Enterprises, Inc., an information technology solutions provider company, which she founded in 1966.

Directorships:	Chairman of Systems Service Enterprises, Inc; director of Ameren Corporation; director of AAA Missouri; and past Chairman of the Federal Reserve Bank of St. Louis.

Committees:	Compensation and Organization Committee; Corporate Governance and Nominating Committee

Age:	67

Director since:	1998

Director:	DON W. HUBBLE

Employment:	Mr. Hubble has been the non-executive Chairman of the Board since February 1, 2004. Mr. Hubble joined Angelica Corporation as Chairman, President and Chief Executive Officer on January 1, 1998 and served in that capacity until September 15, 2003 when he relinquished the titles of President and Chief Executive Officer. On January 31, 2004, Mr. Hubble retired as executive Chairman.

Directorships:	Chairman of Angelica Corporation since January 1, 1998; and Trustee of Johnson and Wales University.

Committees:	Special Finance Committee

Age:	65

Director since:	1998

Director:	KELVIN R. WESTBROOK

Employment:	Mr. Westbrook is President and Chief Executive Officer of Millennium Digital Media, L.L.C., a broadband services company, which he co-founded in May, 1997.

Directorships:	Director of Archer Daniels Midland Company.

Committees:	Audit Committee; Compensation and Organization Committee (Chairman)

Age:	49

Director since:	2001

Director Independence

       It is critical that the Board of Directors reflect a substantial degree of independence from management, both in fact and in appearance. Accordingly, while the Board of Directors will determine, from time to time, the number of employee directors that will be permitted, a substantial majority of the Board of Directors will remain independent directors. For a director to be considered independent, the board must determine that the director does not have any direct or indirect material relationship with the Company. The Board of Directors has established corporate governance guidelines to assist it in determining director independence in accordance with the independence requirements in the New York Stock Exchange listing rules. The portion of the guidelines that relate to director independence is set forth below. The Board of Directors has determined that Messrs. Mueller, Peck, Westbrook and Kruszewski and Ms. Elliott, as well as Dr. Ronald Riner, a nominee for election to the Board of Directors, satisfy the New York Stock Exchange’s independence requirements and our independence guidelines. In making the independence determinations, the Board of Directors reviewed all of our directors’ relationships with the Company based primarily on a review of the responses of the directors to questions regarding employment, business, familial, compensation and other relationships with the Company and its management.

       In addition to applying the Company’s corporate governance guidelines, the Board of Directors will consider all relevant facts and circumstances in making an independence determination, and not merely from the standpoint of the director, but also from that of persons or organizations with which the director has an affiliation. Independence depends not only on the personal, employment and business relationships of each director, but also upon the Board of Director’s overall relationship with, and attitude toward, management. Providing objective, independent judgment is at the core of the Board of Director’s oversight responsibilities. The Board of Directors and each outside director will reflect this independence.

       Under the guidelines, the following factors are applied in evaluating whether a member of the Board of Directors satisfies the New York Stock Exchange independence requirements:

  Has the Director been employed by the Company in an executive capacity during the past three year period?

  Is the Director, or any entity with which he or she is affiliated, compensated by the Company (aside from his or her role as a Director), or by any member of Management, as an advisor or consultant?

  Is the Director affiliated with a significant customer or supplier of the Company?

  Is the Director, or any entity with which he or she is affiliated, under contract to provide personal or professional services to the Company or to any member of Management?

  Is the Director affiliated with any particular not-for-profit organization to which the Company makes significant contributions?

  Has the Director had a business relationship with the Company during the past three year period (other than his or her role as a Director), which the Company is, or will be, required to disclose publicly to the Securities and Exchange Commission, or otherwise?

  Is the Director employed by any publicly-traded corporation for which a member of the Company’s Management serves as a director?

  Has the Director had a relationship with any affiliate of the Company of the types described above?

  Is the Director an executive officer or an employee of a company that makes payments to, or receives payments from, the Company for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues during the past three year period?

  Is the Director a member of the immediate family of any person who has had a relationship with the Company or any of its affiliates, of the types described above?

       An affirmative finding that any of the above factors exists could place into doubt, either in fact or appearance, whether a particular director exhibits the requisite degree of independence. It is a responsibility of the board to regularly assess each director’s independence and to take appropriate actions in any instance where the requisite independence has been compromised.

Meetings and Committees of the Board

       Our Board of Directors meets throughout the year on a set schedule, and also holds special meetings and acts by written consent from time to time as appropriate. There are regularly scheduled sessions where the independent directors meet without management, without inside directors, and without non-management directors who do not meet New York Stock Exchange or SEC criteria for independence, present. These sessions are held either immediately before or following each Board meeting, and a non-management director designated by majority vote of our independent directors presides over each such session. Board members have access to senior executive members of management to discuss particular matters for which the Board or a committee is responsible.

       In order to fulfill its responsibilities, our Board delegates to its three standing committees and any special committees the authority to consider certain matters and report to the Board with appropriate recommendations. To enhance the effectiveness of the committees:

  The Audit, Compensation and Organization, and Corporate Governance and Nominating Committees are composed entirely of independent, non-employee directors.

  Reports of committee activities are given at each Board meeting following committee action.

  Written charters are in place for the Audit, Compensation and Organization and Corporate Governance and Nominating Committees, and also for the Special Finance Committee.

       Descriptions of the principal functions of the committees are as follows:

Audit Committee

Functions:	In compliance with its charter, the Audit Committee reviews our auditing, accounting, financial reporting and internal control functions and monitors compliance with our Code of Conduct and Ethics. This Committee is solely responsible for the appointment, compensation, oversight and termination of our independent public accountants and the pre-approval of audit and non-audit services. The Board of Directors has determined that Ronald J. Kruszewski is an “audit committee financial expert” as defined in Item 401(h) of the Securities and Exchange Commission (SEC) Regulation S-K. See below for the Report of the Audit Committee for the fiscal year ended January 29, 2005. The Audit Committee Charter is attached as Appendix A to this proxy statement.

Compensation and Organization Committee

Functions:	In accordance with its charter, the Compensation and Organization Committee reviews and approves executive compensation and employee benefit plans and programs, including their establishment, modification and administration. See below for the Compensation and Organization Committee Report on Executive Compensation for the fiscal year ended January 29, 2005.

Corporate Governance and Nominating Committee

Function:	In accordance with its charter, the Corporate Governance and Nominating Committee recommends nominees for election as director, recommends nominees for Board Committee appointment, considers nominees for director recommended by shareholders and recommends candidates for appointment as corporate officers. Any shareholder wishing to nominate a candidate for director at a shareholder meeting must comply with the procedures described under “Information About Shareholder Proposals” in this proxy statement. In identifying and evaluating nominees for director the committee considers, among other things, each candidate’s integrity, accountability, financial literacy, career specialization, relevant technical skills, diversity and the extent to which the candidate would fill a present need on the Board of Directors.

Special Finance Committee

Functions:	In accordance with its charter, the Special Finance Committee advises and consults with the Board and management with respect to significant financial matters, including, but not limited to, financial and tax policies, dividend policies, stock repurchase policies, capitalization and debt structure of the Company, and acquisition criteria.

Board and Committee Service Summary

Director	Board		Audit		Compensation & Organization		Corporate Governance & Nominating		Special Finance(a)		Attended 75% or More of Board & Applicable Committee Meetings(b)

Susan S. Elliott	X				X		X				X

Don W. Hubble	X	**							X		X

Ronald J. Kruszewski	X		X	*					X	*	X

Charles W. Mueller(c)	X		X		X		X	*			X

Stephen M. O’Hara	X								X		X

William A. Peck	X		X				X				X

Kelvin R. Westbrook	X		X		X	*					X

Meetings Held in FY 2004	8		5		4		1		3

(a)	Established May 24, 2004.

(b)	All directors attended 100% of the board and committee meetings which they were eligible to attend.

(c)	Stepped down from the Audit Committee as of May 25, 2004.

*	Chair of Committee.

**	Non-executive Chairman.

Attendance of Directors at Annual Meetings

       Generally, the members of the Board of Directors have attended our annual meetings of shareholders in the past, and are generally expected to continue to do so in the future. Accordingly, we have not deemed it necessary to adopt a formal policy with respect to such attendance. All of the members of our Board of Directors attended our 2004 Annual Meeting of Shareholders.

Board of Directors Code of Conduct and Committee Charters

       We have adopted a Code of Conduct and Ethics that applies to our directors, senior executives and financial officers. This code, as well as the Company’s Corporate Governance Guidelines and charters relating to the Company’s Audit Committee, Compensation and Organization Committee and Corporate Governance and Nominating Committee, are available free of charge from our website at www.angelica.com, or may be obtained by any shareholder upon request and without charge.

Communications with the Board of Directors

       The process established by the Board of Directors for shareholders to communicate with the Board or with any director, including the presiding director at the executive sessions of the non-management directors or the non-management directors as a group, is for shareholders to send written communications to the Board or to any of its directors by sending such communications in care of the Corporate Secretary,

Angelica Corporation, 424 South Woods Mill Road, Chesterfield, MO 63017-3406. All such communications will be compiled and relayed promptly to the Board or the individual directors as appropriate.

Director Compensation

       Mr. O’Hara does not receive compensation for serving as a director. Mr. Hubble receives compensation as the non-executive Chairman of the Board as listed below. Non-employee directors are compensated as follows:

Annual Board Retainer (payable in shares of Company stock)

Retainer Amounts

Base Retainer (no chairs)	$20,000

Additional Retainer Amounts:

Non-Executive Chair	$10,000

Audit Committee Chair	$5,000

Other Committee Chairs*	$2,000

Audit Committee Member	$2,000

Meeting Fees

Board attendance (per meeting)	$1,250

Telephone Board and Committee Meeting	$450

Committee attendance (per meeting):

Meeting on same day as Board Meeting	$700

Meeting on day separate from Board Meeting	$1,000

* Any director who serves as chair of one or more committees will have the additional retainer amounts added to his or her base retainer of $20,000, for each committee chaired.

       The 1994 Non-Employee Directors Stock Plan terminated on May 31, 2004. Pursuant to that Plan, the annual board retainer fee was paid in shares of our common stock. In addition, each eligible non-employee director received grants of shares of common stock and options to purchase shares of common stock each year. Grant shares received under that Plan vest at the rate of one-third of the shares granted on the first, second and third anniversary dates of each grant. The option price of shares was 100% of the fair market value of the shares on the date of grant (annual meeting date). The options typically vest and become exercisable ratably over four to five years and will vest and become exercisable in full upon a non-employee director’s retirement.

       2004 Equity Incentive Plan for Non-Employee Directors. The 2004 Equity Incentive Plan for Non-Employee Directors was approved by the shareholders, and became effective, on May 25, 2004. Under this plan, each non-employee director receives 100% of his or her annual Board retainer fee in shares of common stock based upon the fair market value of the stock on the date of the annual meeting. A portion of the shares received as the annual Board retainer fee will be forfeited if the director serves less than ten months after the annual meeting. New non-employee directors receive, upon initial election to the Board, 400 shares of common stock. The Compensation and Organization Committee may award restricted stock and impose whatever conditions to vesting it determines to be appropriate. Currently, the Compensation and Organization Committee has determined to award 600 shares of restricted stock to each non-employee director on the date of the annual meeting. Stock granted under the plan, other than shares granted as the annual Board retainer fee, is forfeitable until earned out. Shares vest at the rate of one-third of the shares granted on the first, second and third anniversary dates of each grant. Non-qualified options to purchase shares of common stock may be granted to non-employee directors at an exercise price not less than 100% of the fair market value on the date of grant. Options become exercisable and expire at the times and on the terms established by the Compensation and Organization Committee. Awards of stock units may be issued to non-employee directors on the terms and conditions established by the Compensation and Organization Committee, except that each restricted stock unit will initially have a value equal to one share of the Company’s common stock on the grant date. Upon vesting of a stock unit, a non-employee director will be entitled to receive from the Company an amount equal to the then fair market value of a share of the Company’s common stock. No options or stock units have been granted under this plan.

       Deferred Compensation Option Plan for Non-Employee Directors. Three current directors have elected to participate in the Deferred Compensation Option Plan for Non-Employee Directors. Upon election to the Board, a director may, at his or her election, defer $5,000 to $10,000 of Board meeting and Committee meeting fees annually for a period not to exceed four years. In exchange, the director is entitled to receive at retirement, a retirement benefit payment payable over 15 years following his or her retirement. The amount of the retirement benefit is a function of the amount of compensation deferred and certain actuarial factors.

       During his service as a non-employee Director on Angelica’s Board, and prior to being employed as President and Chief Executive Officer on September 15, 2003, Mr. O’Hara elected to participate in the Deferred Compensation Option Plan for Non-Employee Directors and defer meeting fees for a four-year period. Since he is now employed by the Company, and is no longer a non-employee director receiving meeting fees, he is not eligible to defer for a fourth and final year. As a consequence, Mr. O’Hara’s retirement benefit under the plan will be reduced to reflect the fact that all of his elected deferrals could not be made. His original benefit amount will be reduced to a pro-rated benefit amount per month of approximately $2,690, payable at his Normal Retirement Date as defined in the plan (age 70). A benefit amount payable prior to his Normal Retirement Date is dependent upon Mr. O’Hara’s age at termination, and his vested percentage at termination.

       The Board expects to continue to emphasize restricted stock awards to non-employee directors over non-qualified stock options through the award of 600 shares of restricted stock annually to each director. This is consistent with the Company’s philosophy to emphasize performance-based restricted stock awards for employees instead of stock options for long-term incentives.

       THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF CHARLES W. MUELLER, WILLIAM A. PECK AND RONALD N. RINER AS DIRECTORS FOR TERMS ENDING IN 2008.

CORPORATE GOVERNANCE GUIDELINES

       The Board has adopted Corporate Governance Guidelines that are published on the internet at www.angelica.com, and the Board’s Corporate Governance and Nominating Committee is responsible for overseeing the guidelines and reporting and making recommendations to the Board concerning corporate governance matters.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

       The table below lists those persons known by us to own, directly or indirectly, more than five percent of the outstanding shares of common stock, reported as of March 31, 2005.

Beneficial Ownership of Our Common Stock

Name and Address of Beneficial Owner	Shares of Common Stock Beneficially Owned	% of Class(1)

Steel Partners II, L.P.(2)	1,615,050	17.9%
590 Madison Avenue, 32nd Floor New York, NY 10022

Barclays Global Investors, N.A.(3)	649,961	7.2%
45 Fremont Street San Francisco, CA 94105

Pirate Capital LLC(4)	601,500	6.7%
200 Connecticut Avenue, 4th Floor Norwalk, CT 06854

JPMorgan Chase & Co.(5)	576,773	6.3%
270 Park Avenue, 39th Floor New York, NY 10017

(1)	As reported to the Securities and Exchange Commission by the beneficial owner(s) in the most recent Schedule 13D or 13G filing.

(2)	According to Schedule 13D Amendment No. 9 dated January 10, 2005, Steel Partners II, L.P. benefically owns 1,615,050 shares, all of which may be deemed to be beneficially owned by Steel Partners, L.L.C. and Mr. Warren G. Lichtenstein. Mr. Lichtenstein is the sole executive officer and managing member of Steel Partners, L.L.C., the general Partner of Steel Partners II, L.P., with sole voting and dispositive power over all of the shares owned by Steel Partners II, L.P.

(3)	According to a Schedule 13G filing dated February 14, 2005, Barclays Global Investors, NA, beneficially owns 416,934 shares, with sole voting power with respect to 344,436 of those shares, and sole dispositive power with respect to 416,934 shares; Barclays Global Fund Advisors beneficially owns 233,027 shares, with sole voting power with respect to 231,169 of those shares, and sole dispositive power with respect to 233,027 shares. The reported shares are held in trust accounts for the economic benefit of the beneficiaries of those accounts.

(4)	According to a Schedule 13D filing dated March 17, 2005, Pirate Capital LLC beneficially owns 601,500 shares, all of which may be deemed to be beneficially owned by Thomas R. Hudson Jr., the sole owner and managing member of Pirate Capital LLC. As general partner of Jolly Roger Fund LP and pursuant to agreements between it and Mint Master Fund Ltd., and Jolly Roger Offshore Fund Ltd., respectively, Pirate Capital LLC has sole voting power with respect to 204,090 shares, and sole dispositive power with respect to 601,500 shares. Mr. Hudson has sole voting power with respect to 397,410 shares, shared voting power with respect to 204,090 shares, and shared dispositive power with respect to 601,500 shares.

(5)	According to a Schedule 13G filing dated February 11, 2005, JPMorgan Chase & Co beneficially owns 576,773 shares, with sole voting power with respect to 534,473 shares, and sole dispositive power with respect to 572,673 shares.

STOCK OWNERSHIP OF MANAGEMENT

       The table below shows the number of shares of common stock beneficially owned as of March 31, 2005, by each director, each nominee for election as a director, each executive officer listed in the Summary Compensation Table, and all directors and executive officers as a group. As of March 31, 2005, each director and executive officer named beneficially owned less than one percent, except for Mr. Hubble and Mr. O’Hara, who owned 2.3% and 1.9%, respectively. The directors and executive officers as a group owned 6.9% of the Company’s common stock. All percentages include options that are exercisable within 60 days after March 31, 2005. The address of each director and executive officer named below is the same as that of Angelica Corporation (424 South Woods Mill Road, Chesterfield, Missouri 63017) unless otherwise noted.

	Amount and Nature of Beneficial Ownership
Name of Beneficial Owner	Owned(1)(2)		Obtainable through Stock Option Exercise(3)	Total
Paul R. Anderegg	21,345	(4)	68,000	89,345

Susan S. Elliott	10,004		9,100	19,104

Richard M. Fiorillo	4,350	(4)	8,250	12,600

Steven L. Frey	11,883	(4)	34,250	46,133

Don W. Hubble	63,313	(5)	155,000	218,313

Ronald J. Kruszewski	7,291		—	7,291

Charles W. Mueller	13,403	(6)	12,500	25,903

Stephen M. O’Hara	40,080	(4)(7)	137,433	177,513

William A. Peck	10,819		12,500	23,319

Ronald N. Riner	0		0	0

James W. Shaffer	10,817	(4)	21,750	32,567

Kelvin R. Westbrook	6,325		3,100	9,425

All executive officers and directors as a group (12 persons)	199,630		461,883	661,513

(1)	Except as otherwise indicated, each individual has sole voting and dispositive power over the shares listed beside his or her name.
(2)	Includes 1,600 shares for Ms. Elliott, 600 shares for Mr. Hubble, 1,000 shares for Mr. Kruszewski, 1,800 shares for Mr. Mueller, 700 shares for Mr. O’Hara, 1,800 shares for Dr. Peck, and 1,300 shares for Mr. Westbrook which were granted pursuant to the 1994 Non-Employee Directors Stock Plan and/or the 2004 Equity Incentive Plan for Non-Employee Directors. With respect to these shares, the named directors have sole voting power and no current dispositive power except for 932 shares held by Ms. Elliott, 133 shares held by Mr. Kruszewski, 1,099 shares held by Mr. Mueller, 599 shares held by Mr. O’Hara, 1,200 shares held by Dr. Peck and 599 shares held by Mr. Westbrook for which they have sole voting and dispositive power.

(3)	Includes only those stock options exercisable within 60 days after March 31, 2005.
(4)	Includes restricted stock awarded under the Company’s long-term incentive program (for fiscal 2004 and 2005) since its inception on February 1, 2004 as follows: Mr. Anderegg, 12,030 shares; Mr. Fiorillo, 4,350 shares; Mr. Frey, 8,575 shares; Mr. O’Hara, 31,025 shares; and Mr. Shaffer, 7,810 shares. These shares may be earned in whole or in part based upon performance criteria established for a three-year period.

(5)	Mr. Hubble disclaims beneficial ownership of 17,700 shares included above which are held by his wife.
(6)	Mr. Mueller disclaims beneficial ownership of 13,403 shares included above which are held by his wife’s living trust.
(7)	Includes 3,000 restricted shares (1,000 of which have vested) awarded to Mr. O’Hara on September 15, 2003 as an inducement to employment.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

       Based on our records and other information, we believe that all SEC filing requirements under Section 16(c) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), applicable to our directors and executive officers were complied with on a timely basis in fiscal year 2004, except that an amendment to a timely-filed Form 3 for Richard M. Fiorillo was required in order to report previously held option grants that were inadvertently omitted on his Form 3 through clerical error.

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

Independent Registered Public Accountants

       Deloitte & Touche LLP (“Deloitte & Touche”) served as our independent registered public accountants for the fiscal year ended January 29, 2005, and has served as our independent registered public accountants since April 15, 2002. Representatives of Deloitte & Touche are expected to be present at the meeting. These representatives may make a statement if they so desire and will be able to respond to appropriate questions by shareholders.

Audit Fees

       The information set forth below summarizes the fees paid to Deloitte & Touche during the fiscal years ended January 29, 2005 and January 31, 2004:

	Fiscal Year Ended January 29, 2005	Fiscal Year Ended January 31, 2004

Audit Fees(1)	$394,154	$219,700

Audit-Related Fees(2)	—	26,300

Tax Fees	—	—

All Other Fees	—	—

(1)	Audit Fees consist of fees billed for professional services rendered for the audit of our consolidated annual financial statements, review of the interim consolidated financial statements included in quarterly reports, internal controls reviews relating to requirements under Section 404 of the Sarbanes-Oxley Act of 2002 beginning in fiscal year 2004, and services that are normally provided by Deloitte & Touche in connection with statutory and regulatory filings or engagements.

(2)	Audit-related fees are for employee benefit plan audits for fiscal 2003.

       The Audit Committee pre-approves all fees and services provided by the independent auditors. Our Audit Committee has adopted pre-approval policies and procedures for non-audit services, and 100% of all services disclosed above for the fiscal years ended January 29, 2005 and January 31, 2004 were pre-approved by our Audit Committee and were provided pursuant to such policies and procedures.

* * *

       Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, or the 1934 Act, each as amended, that might incorporate future filings, including this proxy statement, in whole or in part, the following Audit Committee Report, the Compensation and Organization Committee Report on Executive Compensation and the Stock Performance Graph on page 28 shall not be incorporated by reference into any future filings.

* * *

AUDIT COMMITTEE REPORT

       The Audit Committee operates under a written charter that was originally adopted by the Board of Directors on March 27, 2001 and was most recently amended and restated on March 17, 2005. A copy of this charter is included in this proxy statement as Appendix A. The Committee is composed of three directors appointed by our Board of Directors. Our Board of Directors considers each member of the Committee “independent” under each of the Sarbanes-Oxley Act of 2002 and the listing standards of the New York Stock Exchange.

       Management is responsible for our financial statements, internal controls and the financial reporting process. The independent auditors are responsible for performing an independent audit of the consolidated financial statements in accordance with auditing standards generally accepted in the United States and for issuing their report. The Committee’s responsibility is to monitor and oversee these processes.

       The Committee reviewed and discussed with management and Deloitte & Touche our audited consolidated financial statements for the fiscal year ended January 29, 2005. Management represented to the Committee that these financial statements were prepared in accordance with accounting principles generally accepted in the United States. Deloitte & Touche expressed its opinion to the Committee that those audited consolidated financial statements present fairly, in all material respects, our financial position at January 29, 2005 and results of operations for the year then ended. The Committee discussed with Deloitte & Touche the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

       Deloitte & Touche also provided to the Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Committee discussed with Deloitte & Touche that firm’s independence.

       The Committee concluded that the audit and non-audit services provided by Deloitte & Touche were compatible with maintaining Deloitte & Touche’s independence as Angelica’s independent public auditors.

       Based on the Committee’s discussions with management and Deloitte & Touche and the Committee’s review of the representations of management and the report of Deloitte & Touche to Angelica, the Committee recommended that the Board of Directors include the audited consolidated financial statements in the Annual Report on Form 10-K for the fiscal year ended January 29, 2005 filed with the Securities and Exchange Commission.

March 17, 2005	Submitted by the Audit Committee,

Ronald J. Kruszewski, Chairman William A. Peck Kelvin R. Westbrook

* * *

COMPENSATION AND ORGANIZATION COMMITTEE REPORT
ON EXECUTIVE COMPENSATION

Compensation Philosophy

       The Compensation and Organization Committee, which consists entirely of non-employee directors who meet the independence standards established by the New York Stock Exchange, are responsible for administering our executive compensation programs, policies and practices. Our objective is to create executive compensation packages that are competitive in the market for executive talent while motivating management to strive for superior corporate performance.

       Our executive compensation system strives to maintain an appropriate balance between short- and long-term compensation and between cash and equity-based compensation. In this manner, we seek to attract top quality executives and, once hired, to incentivize them to create value in our company that will benefit the shareholders as well as the executives. Except for base salary, all other components of our executives’ compensation are based upon the attainment of predetermined financial and strategic target objectives tailored to each executive’s position and the opportunity that the executive has to contribute to the achievement of these objectives in that position. We have recently established target goals for stock ownership for executive officers which will further align the interests of the shareholders with those of the management team.

Base Salary

       An executive’s base salary, upon employment by us, is established with reference to the base salaries paid to officers in similar positions at companies that we believe are our competitors for executive talent. The comparative companies for corporate executive base salaries are public and private companies of similar size and complexity but are not necessarily companies that are in the linen management industry or included in the Value Line Industrial Services peer group utilized in the stock performance graph included in this proxy statement. In setting the base salary range for executives in our operating division, Angelica Textile Services, we consider the base salaries paid by other linen management companies that are our competitors in that industry but also may not be included in the Value Line Industrial Services peer group because many of these companies are privately owned or are divisions of much larger, more diversified public companies.

       Base salaries of all executive officers are then reviewed by us on an annual basis, with pay increases for executive officers who are direct reports of the CEO primarily based upon the performance evaluation and recommendation of the CEO with respect to the officer. We also review the relative base salaries of each of the executive officers based upon the title, duties and responsibilities of the officer as compared with the title, duties and responsibilities of our other executive officers.

       During fiscal year 2004, base salary increases for the named executive officers (other than the CEO and James W. Shaffer) ranged from 3.4% to 7.1%. Mr. Shaffer received a 25% increase in base salary during fiscal year 2004 in recognition of his increased responsibilities upon being promoted to the position of Chief Financial Officer during the year. Mr. Shaffer’s base salary increase was in two stages, with the first increase effective February 1, 2004, the month in which he was appointed CFO, and a second, although smaller, increase in base salary effective August 1, 2004 upon his six-month review as CFO. Recently, we reviewed base salaries for each of the executive officers and, based upon a performance evaluation and recommendation of the CEO for each officer, approved base salary increases effective February 1, 2005 of up to 6.7%.

Annual Incentive Compensation

       Annual incentive compensation is typically paid in cash to executive officers after the end of the fiscal year and is computed based upon the achievement of predetermined financial and strategic target objectives for performance criteria established for each executive officer. Annual incentive compensation amounts are expressed as a percentage of the executive officer’s base salary for the fiscal year with the minimum, target and maximum levels for executive officer’s (other than the CEO) set at 10%, 40% and 80%, respectively.

       For fiscal years 2004 and 2005, the financial criteria that we used for the establishment of annual incentive compensation are revenue growth, gross margin improvement, earnings per share growth, net operating cash flow and return on net assets. Due to the differing impact that each executive officer has on achieving these criteria, the weight assigned to each criteria is appropriately adjusted for each executive. Significant actions such as an acquisition or divestiture of businesses or assets that may have a measurable impact on the financial criteria may be excluded from the annual incentive calculations.

       The annual incentive bonus is also dependent upon the executive officer achieving individual goals beyond the financial criteria targets described above. These individual goals are based upon the duties and responsibilities of the executive officer, the achievement of which may be considered in the payment of a discretionary bonus to the executive officer, even when the financial criteria are not achieved.

       During fiscal year 2004, no annual incentive awards were earned by any executive officers. Messrs. Frey and Shaffer would have qualified for an annual incentive payment for fiscal year 2004 if certain unplanned items were included in the computations. The CEO noted that Messrs. Frey and Shaffer were critical to achieving the unplanned items and met many of their individual goals for the fiscal year. Consistent with the CEO’s recommendation, we determined to increase the discretionary stock option grants of Messrs. Frey and Shaffer by 7,000 shares (from 3,000 to 10,000 shares). We also determined to award Messrs. Frey and Shaffer a long-term incentive program award as discussed below.

Long-Term Incentive Compensation

       Long-term incentive compensation is paid upon the achievement of preestablished financial criteria over a three-year performance period. Each year, a new three-year performance period is established under the long-term performance program. Prior to the commencement of each performance period, we set an equity award based upon a target percentage of the executive officer’s current base salary. For the named executive officers (other than the CEO) this percentage ranges from 35% to 50% of base salary and this dollar amount is translated into a number of shares of common stock based upon the then-current market price of our common stock and the type of award given. The actual percentage of the equity award earned at the end of the performance period depends upon the level of achievement of a designated earnings target during the performance period. Failure to achieve the maximum performance target established for a performance period will result in the forfeiture of a portion of the award for the period and failure to achieve the minimum target level will result in forfeiture of the entire award for that period.

       While we may award either stock options or restricted stock under the long-term incentive program, we have awarded restricted shares for each of the two performance periods commenced since the inception of the plan. All equity awards granted pursuant to the long-term incentive program are issued under our 1999 Performance Plan, which was previously approved by the shareholders.

       The purpose of the long-term incentive program is to motivate the executive officers to achieve earnings growth while, at the same time, allowing these executive officers to share in the value created in the stock due to the earnings growth. The program is also intended to incentivize executive officers to stay in their positions since termination of employment prior to the end of a performance period results in forfeiture of the restricted shares for all non-completed periods.

       The named executive officers (other than the CEO) were awarded the following number of shares of restricted stock for the performance period beginning with fiscal year 2004 and ending with fiscal year 2006: Mr. Anderegg, 6,800 shares; Mr. Frey, 4,200 shares; Mr. Shaffer, 3,750 shares; and Mr. Fiorillo, 2,400 shares. For the performance period beginning with fiscal year 2005 and ending with fiscal year 2007, these executive officers were awarded the following number of restricted shares: Mr. Anderegg, 5,230 shares; Mr. Frey, 4,375 shares; Mr. Shaffer, 4,060 shares; and Mr. Fiorillo, 1,950 shares. The awards to Messrs. Frey and Shaffer were increased by 976 shares and 837 shares, respectively as an additional award above that which would have been computed on the basis of the applicable percentage of their current salaries to recognize their individual efforts in achieving unplanned financial items during fiscal year 2004 and in achieving their individual annual performance criteria during fiscal year 2004.

Other Types of Compensation Received by Executive Officers

       In order to encourage significant levels of stock ownership by our executive officers and other key employees, we have awarded, and may award in the future, discretionary stock options. In making the awards during fiscal year 2004, we took into consideration several factors including the importance of aligning the executive officers’ economic interests with those of our shareholders as well as the fact that the executive officers would not receive an annual cash incentive payment for fiscal year 2004. The discretionary stock options were granted on January 28, 2005 with an exercise price that on the date of grant was equal to 10% over the 52-week high market price for our common stock. The options will vest six months after grant. On this basis, the following officers received discretionary options for the number of shares of common stock set forth as follows: Mr. Frey, 10,000 shares; Mr. Shaffer, 10,000 shares; and Mr. Fiorillo, 3,000 shares. Messrs. Frey and Shaffer each received 7,000 of the shares included above in recognition of their individual efforts in achieving unplanned financial items during fiscal year 2004 and in achieving their individual annual performance criteria during fiscal year 2004.

       We reevaluated the pension and retirement programs for all of our employees during fiscal year 2004. We concluded that despite significant cost to us the existing defined pension plan and defined contribution plan did not provide retirement benefits that were of a level that were competitive in the marketplace and, as a result, could not be expected to achieve their intended purpose of helping to retain qualified employees. On the basis of this analysis, we determined to discontinue admission to the defined benefit pension plan for any new participants and to enhance the benefits paid by us under our defined contribution retirement savings plan. While participation in this plan is available to all non-union employees, the benefits contributed by us initially and with respect to annual profit sharing will be based upon a percentage of compensation.

       We also reviewed the status of our current severance and change in control agreements and determined that we wished to extend the program to other executive officers and key employees and to make consistent or enhance the benefits payable to allow us to retain our executive officers and key employees in the face of a possible business combination or other strategic transaction. On this basis, we increased the cash severance benefits payable thereunder for Mr. Shaffer in the event of a termination of his employment either prior to or in conjunction with a change in control of the company. This enhancement of severance benefits was primarily due to his being appointed to the position of Chief Financial Officer during the year. We also enhanced the post-termination medical coverage and granted increased years of service credit under the supplemental retirement plan for Messrs. Anderegg, Frey and Shaffer if their employment is terminated after a change in control. Further, we also offered cash severance benefits to Mr. Fiorillo in the case of both pre- and post-change in control terminations of employment.

       In addition, our executive officers are entitled to reimbursement from the company for memberships in various business dining clubs. These company-paid perquisites amount to less than $4,000 for any of the named single executive officers (other than the CEO).

CEO Compensation

       Mr. O’Hara was hired as our President and Chief Executive Officer effective as of September 15, 2003. With his employment, we executed an employment agreement that set many of the initial terms of his employment, including his initial base salary and the percentage of his salary that he can earn with respect to annual incentive compensation and long-term performance compensation. We also granted certain options and restricted stock awards and agreed to pre- and post-change in control severance benefits and enhanced retirement benefits under our supplemental defined benefit plan.

       In establishing Mr. O’Hara’s initial base salary, incentive opportunities, stock awards and other benefits, we attempted to offer a competitive package comparable to packages offered to chief executive officers at other companies of comparable size and complexities for an executive of Mr. O’Hara’s unique skills and experience. We believe that we based a large percentage of his total compensation on performance criteria and we continue to follow this compensation model with respect to Mr. O’Hara.

       On the basis of our annual evaluation of Mr. O’Hara’s performance as CEO since his employment with the company, we increased Mr. O’Hara’s annual base salary by 6.6% to $405,000 from $380,000, effective September 15, 2004. Mr. O’Hara participates in the annual incentive compensation program in accordance with the same terms as the other executive officers, with his minimum, target and maximum bonus levels set at 10%, 50% and 100% of his annual base salary. In recognition of the challenges that Mr. O’Hara was facing in fiscal year 2004, the board had guaranteed Mr. O’Hara minimum annual incentive compensation of $190,000. As a consequence of economic factors mitigating the accomplishment of certain financial goals and since other employees were receiving no cash bonus, Mr. O’Hara agreed to waive the guaranteed cash annual incentive award and we granted Mr. O’Hara an increased award of 6,625 restricted shares under the long-term performance program for the performance period beginning in fiscal year 2005 and ending in fiscal year 2007.

       Mr. O’Hara also received the same long-term incentive award as other senior managers computed on the basis of 80% of his annual base salary at the time of the award. This computation resulted in an additional award of 10,600 restricted shares, for a total of 17,225 restricted shares, for the fiscal year 2005 to fiscal year 2007 performance period. All of these shares are subject to partial or full forfeiture in the event that the performance targets for the fiscal year 2005-2007 performance period are not achieved.

       Mr. O’Hara did not receive any discretionary stock option grants during fiscal year 2004 but he is eligible to participate in the enhanced defined contribution retirement plan and any perquisites available to other executive officers.

IRS Limits on Deductibility of Compensation

       Although no executive officer currently receives in excess of $1,000,000 of compensation annually, it is our policy to maximize the tax deductibility of executive compensation without compromising the essential framework of the existing compensation program. We may elect to forego deductibility for federal income tax purposes if such action is, in our opinion, necessary or appropriate to further the goals of the executive compensation program, or is otherwise in the company’s best interest.

       Although the foregoing describes our current compensation policies applicable to our executive officers, we reserve the right to reevaluate and change these policies at such time and in such manner as we deem necessary or appropriate from time to time.

Submitted by the Compensation and Organization Committee,

Kelvin R. Westbrook, Chairman Susan S. Elliott Charles W. Mueller

* * *

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

       During fiscal year 2004, the following individuals served as members of the Compensation and Organization Committee: Susan S. Elliott, Charles W. Mueller and Kelvin R. Westbrook. None of the members of the Compensation and Organization Committee was an officer or employee of the Company or any of its subsidiaries during fiscal 2004 or any prior period. None of our executive officers served as a director or member of a compensation committee of any other entity, whose executive officers served as a director or member of our Compensation and Organization Committee.

       Each member of the Compensation and Organization Committee listed above is an independent director.

SUMMARY COMPENSATION TABLE

       The table below summarizes the amounts paid to the Chief Executive Officer and each of the four next highest paid executive officers at the end of fiscal 2004.

		Annual Compensation				Long-Term Compensation
			Bonus
Name and Principal Position	Fiscal Year Ended	Salary(1)	Cash	Noncash ($)(2)(3)	Total	Restricted Stock Award(s) ($)(2)(3)		Securities Underlying Options (#)		All Other Compen- sation ($)(4)

Stephen M. O’Hara	1/29/05	379,487	—	—	—	303,600	(3)	—		10,894
President and	1/31/04	142,500	—	—	—	60,317	(5)	202,000	(7)	30,400	(9)
Chief Executive Officer	1/25/03	—	—	—	—	1,667	(6)	2,000	(8)	33,567	(9)

Paul R. Anderegg	1/29/05	309,292	—	—	—	149,600	(3)	—		9,396
Vice President. Also	1/31/04	289,519	73,830	—	73,830	—		12,000		8,391
President, Textile Services	1/25/03	274,519	160,792	17,133	177,925	8,566	(2)	10,000		1,686

Richard M. Fiorillo(10)	1/29/05	155,030	—	—	—	52,800	(3)	3,000		4,028
Vice President Finance &	1/31/04	139,847	25,153	—	25,153	—		8,000		3,607
Chief Financial Officer,	1/25/03	113,922	61,765	—	61,765	—		5,000		—
Textile Services; Chief
Accounting Officer

Steven L. Frey	1/29/05	183,814	—	—	—	92,400	(3)	10,000		5,186
Vice President, General	1/31/04	175,000	8,750	—	8,750	—		12,000		5,331
Counsel & Secretary	1/25/03	163,583	109,559	12,121	121,680	6,060	(2)	8,000		1,809

James W. Shaffer	1/29/05	168,877	—	—	—	82,500	(3)	10,000		4,718
Vice President and	1/31/04	138,750	7,000	—	7,000	—		8,000		3,774
Chief Financial Officer	1/25/03	131,417	64,423	7,127	71,550	3,563	(2)	5,000		1,650

(1)	Includes participant deferrals under the Retirement Savings Plan.
(2)	Includes the value of shares issued under the Stock Bonus and Incentive Plan. Participants in the Stock Bonus and Incentive Plan could elect to receive up to 50% of their incentive compensation in shares of common stock in lieu of cash. These shares cannot be sold for three years. Participants received additional restricted shares of common stock with a fair market value equal to one-half of that portion of the incentive compensation which participants elected to take in common stock. Shares issued under the plan as additional shares become transferable in five years and are subject to forfeiture should the participant’s employment terminate prior to the expiration of five years, except in the case of death, disability, retirement after the age of 62 or, alternatively, attainment of age 55 and completion of at least ten years of employment, or certain terminations after a change of control. The number of shares of common stock issued under the plan was computed based upon the fair market value of the common stock on the date of issuance. The value of shares which the participant received upon deferral of incentive compensation is reported under the “Bonus -Noncash” column, while the value of additional shares is reported under the “Restricted Stock Awards” column. Participants receive any dividends paid on shares issued under the Stock Bonus and Incentive Plan. The Stock Bonus and Incentive Plan terminated on April 1, 2003 and no further shares are issuable under the plan.
(3)	Included in the “Restricted Stock Awards” column is the value of shares issued under the long term incentive program. A number of participants received an award of restricted shares that will be earned if the three-year performance goals associated with the award are achieved. If those goals are not achieved, some or all of the shares can be forfeited. If a participant voluntarily resigns (other than retirement at age 65 or later) or is terminated for cause during the performance period, the restricted stock will be forfeited. If a participant dies, is deemed totally and permanently disabled, retires on or after attainment of age 65, or is terminated without cause during a performance period, the participant will be eligible for a pro-rata portion of the original award, based upon the degree of achievement of the performance goals and the participant’s period of service during the performance period. During the two-year period following the close of the three-year performance period, restricted shares earned based on the degree of achievement of the performance goals will be forfeited if the participant engages in competition with the Company. The following executive officers named in the table were awarded the following number of shares of restricted stock for fiscal 2004: Mr. Anderegg, 6,800 shares; Mr. Fiorillo, 2,400 shares; Mr. Frey, 4,200 shares; Mr. O’Hara, 13,800 shares; and Mr. Shaffer, 3,750 shares. The number of shares of restricted stock awarded under the program was computed based upon the closing market value of the common stock on the last trading day of the fiscal year. Participants receive any dividends paid on shares issued under the program. The restricted stock issued in connection with the long term incentive plan is issued under the 1999 Performance Plan. At the end of the fiscal year ended January 29, 2005, the following executive officers named in the table held the following number of shares of restricted stock: Mr. Anderegg, 8,412 shares with an aggregate value of $241,256; Mr. Fiorillo, 2,400 shares with an aggregate value of $68,832; Mr. Frey, 5,705 shares with an aggregate value of $163,619; Mr. O’Hara, 15,901 shares with an aggregate value of $456,041; and Mr. Shaffer, 4,986 shares with an aggregate value of $142,998.
(4)	Includes contributions to the Retirement Savings Plan and to the Mirror 401(k) and Deferred Compensation Plan on behalf of each of the executive officers named in the table to match calendar 2004 participant deferrals (included under “Salary”) made by each to such plan. Also includes dividend distributions on restricted stock.
(5)	3,000 shares of restricted stock were issued to Mr. O’Hara on September 15, 2003, pursuant to his employment agreement. The shares vest in one-third increments. One-third of the shares vested on September 15, 2004. The remaining shares will vest, respectively, on September 15 of 2005 and 2006. Also includes 100 shares awarded as a director stock grant during Mr. O’Hara’s service as a non-employee director on Angelica’s Board. The shares vest in one-third increments on the anniversary date of the grant. One-third of the shares have vested. Mr. O’Hara is entitled to receive any dividends paid on these shares.
(6)	Stock grants of 100 shares awarded annually to Mr. O’Hara during his service as a non-employee director on Angelica’s Board. The shares vest in one-third increments on the anniversary dates of the grants. Two-thirds of the shares have vested. Mr. O’Hara is entitled to receive any dividends paid on these shares.
(7)	Includes 2,000 option shares granted in fiscal 2003 during Mr. O’Hara’s service as a non-employee director on Angelica’s Board.
(8)	Option shares granted during Mr. O’Hara’s service as a non-employee director on Angelica’s Board.
(9)	Compensation received during Mr. O’Hara’s service as a non-employee director on Angelica’s Board.
(10)	Mr. Fiorillo assumed the position of Chief Accounting Officer on October 19, 2004.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT
AND CHANGE-IN-CONTROL ARRANGEMENTS

       Each of the named executive officers in the Summary Compensation Table has an employment agreement with Angelica.

       Mr. O’Hara’s agreement automatically renews for successive one-year terms after the expiration of its initial term on September 15, 2006. It provides for salary continuation for twenty-four months upon termination without cause, for good reason or for non-renewal by Angelica of the then-current term if such termination is not in connection with a change in control transaction. If Mr. O’Hara’s employment is terminated six months or less before, or within three years after, a change in control transaction, then Mr.

O’Hara will receive: (i) a lump-sum severance payment equal to 2.5 times his annual salary; (ii) his target annual incentive bonus amount; and (iii) all of his stock options and restricted stock awards that have not otherwise expired shall vest. When his employment ends, Mr. O’Hara will also receive, subject to certain conditions, continuation of medical and health benefits for him and his family, at no cost to him, for a period equal to two years for each year that he has been employed by Angelica, up to a ten-year maximum. The continuation of medical and health benefits and the vesting and extension of exercisability of all stock-based awards will also occur in the event of Mr. O’Hara’s death or disability during the term, or upon his retirement at the end of it. Mr. O’Hara’s agreement contains non-compete covenants that extend for two years after the end of his employment and confidentiality provisions that remain in effect indefinitely.

       Messrs. Anderegg, Frey and Shaffer have employment agreements that grant them salary continuation upon termination without cause or for good reason not in connection with a change in control transaction. Mr. Anderegg’s salary continuation is for a twenty-four month period, except that the salary continuation he receives during the last twelve months of that period shall be offset by any compensation he receives from new employment. Also upon such termination, stock options Mr. Anderegg received through Company stock-based compensation plans or stock option agreements that are not otherwise expired and would otherwise have vested within twelve months shall vest, and those options along with any other vested options he has, shall continue to be exercisable according to their respective terms. Mr. Anderegg and his spouse shall receive continued medical benefits until such benefits are covered by a new employer or the twenty-four month period has ended. The respective salaries of Messrs. Frey and Shaffer continue for a period of one year following such termination.

       If the employment of Messrs. Anderegg, Frey, or Shaffer is terminated in anticipation of, or within two years following, a change in control transaction without cause or for good reason, the terminated executive officer will receive: (i) a lump-sum severance payment equal to 1.5 times his then-current annual salary; (ii) a pro-rated portion of his maximum annual incentive bonus; and (iii) all stock options and restricted stock that he holds that have not expired in accordance with their respective plan or agreement shall immediately vest. In addition, the agreements provide that upon termination of employment, each executive officer and eligible members of his immediate family shall receive continuation of medical benefits until such benefits are covered by a new employer or for twenty-four months, whichever is earlier. The agreements also provide that the executive officers each receives five years of service credit for the purposes of benefit computation under the Company’s supplemental retirement program. Each of these agreements contain non-compete and non-diversion covenants that extend for one year after termination of employment, and confidentiality provisions that remain in effect indefinitely.

       Mr. Fiorillo’s agreement grants him a salary continuation upon termination without cause or for good reason not in connection with a change in control transaction. His salary shall continue for twelve months after such termination, except that the salary Mr. Fiorillo would receive during the last six months of that continuation period shall be offset by any compensation he receives through new employment. If Mr. Fiorillo is terminated in anticipation of, or within two years following, a change in control transaction without cause or for good reason, he will receive: (i) a lump-sum severance payment equal to 1 times his then-current annual salary; (ii) a pro-rated portion of his maximum annual incentive bonus; and (iii) all stock options and restricted stock that he holds that have not expired in accordance with their respective plan or agreement shall immediately vest. Mr. Fiorillo’s agreement contains non-compete and non-diversion covenants that extend for one year after termination of employment, and confidentiality provisions that remain in effect indefinitely.

Trust Agreements

       A trust has been established with Marshall & Ilsley Trust Company, N.A. to fund certain benefits payable following a change in control to executive officers pursuant to certain employee benefit plans. In the event of a change in control or a potential change in control that is not approved by the Board of Directors, Angelica will be required to deposit in the trust an amount equal to the difference between the maximum amount potentially payable under the covered plans to all participants and the then-current value of the trust assets. The trust can be revoked at any time prior to a change in control. The trust will terminate automatically on the third anniversary of the occurrence of the change in control. If the trust is revoked or terminated, all remaining trust assets will be returned to Angelica. If funds are deposited into a trust in connection with a potential change in control and an actual change in control does not occur within 90 days, the Board of Directors may direct that the deposit will be returned by the trust to Angelica. In the event of bankruptcy or insolvency, the assets of the trust will be subject to the claims of the general creditors of Angelica.

       A trust has also been established with Marshall & Ilsley Trust Company, N.A. to assist Angelica in administering its obligations under Angelica’s “Mirror Plan,” as such deferred compensation plan is described under the heading of this proxy statement “Retirement Plans” below. This trust is an unfunded trust that may be revoked at any time prior to a change in control. In the event of a change in control, Angelica will be required to deposit in the trust an amount sufficient to pay each participant under the Mirror Plan as of the date on which the change of control occurred. Angelica will deliver a payment schedule to the trustee indicating the amounts payable with respect to each Mirror Plan participant and the trustee shall make payments according to such schedule, unless notified by Angelica that Angelica has decided to make the payments directly to the participants. If there are insufficient funds under the trust for the trustee to make the payment schedule payments, it shall notify Angelica and Angelica shall make each payment as it falls due. The trust will terminate on the date on which Mirror Plan participants and their beneficiaries are no longer entitled to benefits pursuant to the Mirror Plan terms or upon their written approval of the participants and their beneficiaries. If the trust is terminated, all remaining trust assets will be returned to Angelica. In the event of bankruptcy or insolvency, the assets of the trust will be subject to the claims of the general creditors of Angelica.

RETIREMENT PLANS

       Under Angelica’s defined benefit pension plan, an employee earns benefits in any year equal to 0.25% of total compensation plus an additional 0.25% of that part of compensation which is in excess of one-half of the social security taxable-wage base, plus, for each year of employment in excess of 15 years, an additional 0.05% of total compensation. Reduced benefits are payable at early retirement. Estimated annual benefits under the plan payable upon normal retirement to the following executive officers are as follows: Mr. Anderegg, $14,264; Mr. Fiorillo, $30,901;Mr. Frey, $15,033; and Mr. Shaffer, $19,494. Mr. O’Hara is not eligible. These figures assume that participants will remain employed until their normal retirement dates and will receive increases to their current compensation consistent with historical increases in compensation. Angelica’s pension plan was amended effective September 1, 2004 so that no employee shall become a participant on or after September 1, 2004.

       Angelica also maintains a supplemental retirement benefit plan (the “Supplemental Plan”) for a limited number of highly compensated officers and management personnel selected by the Compensation and Organization Committee. The “formula amount” of supplemental retirement benefit payable under this plan is determined by the Committee when the participant is invited to join the plan and is subject to increase at the Committee’s discretion. Additionally, the Committee may, at its discretion, reduce the formula amount or “freeze” the then-vested benefit of certain participants. A full benefit is the participant’s final average compensation multiplied by the formula amount (between 30% and 50%). A participant who has less than 30 years of service at retirement will receive a reduced amount of the otherwise fully vested formula amount, based on actual years of service. For the purposes of the Supplemental Plan, final average compensation means the average compensation paid during the three most highly compensated years of the participant’s last five years of employment. Benefits are generally payable over 120 months beginning at age 65, but may extend for a period of up to 15 years. Any benefit payable under the supplemental plan will be reduced by benefits paid under the pension plan. For purposes of calculation of benefits under the Supplemental Plan, Mr. O’Hara will be credited with three years of service for each year of actual service rendered.

       Estimated annual benefits under the supplemental plan payable upon normal retirement over a ten-year period to the following executive officers are as follows: Mr. O’Hara, $430,058; Mr. Anderegg, $90,980; Mr. Frey, $47,136; and Mr. Shaffer, $63,686. These figures reflect a reduction for the benefit payable under the pension plan (or predecessor plan), and assume that participants will remain employed until their normal retirement dates and will receive increases to their current compensation consistent with historical increases in compensation. Again, Mr. O’Hara is not eligible for the pension plan. Mr. Fiorillo is not a participant in the Supplemental Plan.

       Angelica also maintains a Deferred Compensation Option Plan for Selected Management Employees for a limited number of highly compensated officers and management personnel. This plan has not been offered in several years and will likely not be offered in the future. Upon invitation, a participant who is selected as eligible, may elect to defer not less than $3,000 nor more than $10,000 of compensation annually for a period not to exceed four years. In exchange, the participant is entitled to receive, at retirement, a retirement benefit payment payable over 15 years following his or her retirement. The amount of the retirement benefit is a function of the amount of compensation deferred and certain actuarial factors. No executive officer named in the summary compensation table participates in this plan.

       Angelica also established effective November 1, 2003, the Mirror 401(k) and Deferred Compensation Plan (the “Mirror Plan”), for a limited number of highly compensated officers and management personnel designated each year by the Board. Participation is also limited to employees who participate in the Company’s qualified 401(k) Plan. Certain participants in the Company’s qualified 401(k) Plan are limited by applicable tax laws in the amount of compensation that they may defer and contribute into that qualified plan based upon their “highly compensated” status. The Mirror Plan provides such individuals with an alternative means by which they may defer and contribute a percentage of their income equivalent to the deferred contributions allowed by other employees under the qualified plan who are not subject to those restrictions. Much like the qualified plan, the Mirror Plan provides that the Company make matching contributions on a basis comparable to the matching contributions made by the Company under the qualified plan. It has been determined that The American Jobs Creation Act, which became effective January 1, 2005, requires certain changes to the Mirror Plan that materially diminish the intended benefits of the Plan. As a result, the Company has determined that it is not in the best interests of the Company or the Mirror Plan participants to maintain the Plan and has terminated the Plan. All deferral contributions to the Plan made prior to its termination are to be transferred in accordance with the terms and conditions of the Plan, to the respective account of each participant under the qualified 401(k) Plan, or distributed to the participant.

STOCK OPTIONS

       The 1999 Performance Plans allow grants of stock options and other rights relating to common stock. In general, whether exercising stock options is profitable depends on the relationship between the common stock’s market price and the option’s exercise price, as well as on the option holder’s investment decisions.

       The following table sets forth information concerning stock option grants made in fiscal year 2004 to the executive officers named in the Summary Compensation Table.

Option Grants in Last Fiscal Year

Name	Number of Securities Underlying Options Granted (#)(1)	Percent of Total Options Granted to Employees in Fiscal Year(2)	Exercise or Base Price ($/sh)	Expiration Date	Grant Date Present Value ($)(3)

Stephen M. O’Hara	—	—	—	—	—
Paul R. Anderegg	—	—	—	—	—
Richard M. Fiorillo	3,000	3.08	32.88	1/28/15	19,982
Steven L. Frey	10,000	10.26	32.88	1/28/15	66,606
James W. Shaffer	10,000	10.26	32.88	1/28/15	66,606

(1)	All options vest and become exercisable on July 27, 2005, the six-month anniversary of the grant date, are subject to continued employment, and were granted under the 1999 Performance Plan. The 1999 Performance Plan provides that in the event of a “change of control” all options become immediately exercisable and shall remain exercisable until the option would otherwise expire by reason of lapse of time.

(2)	Based on 97,500 options granted to employees during the fiscal year.
(3)	The fair market value of each option is estimated on the date of grant using the Black-Scholes option pricing model. The actual value, if any, an executive officer may realize will depend on the excess of the stock price over the exercise price on the date the underlying stock is sold, so that there is no assurance the value realized by an executive officer will be at or near the value estimated by the Black-Scholes model. The Black-Scholes calculation assumed a risk-free rate of return of 4.3% based upon the ten-year treasury bill rate as of grant date, a dividend yield of 3.9% based upon average annual dividend yield for the prior ten years, an exercise term of ten years, a stock price volatility of 31.3% based upon average stock price volatility for the prior ten years, and no adjustments for transferability of risk or forfeiture of the options.

       The following table sets forth information concerning the exercise of stock options during fiscal 2004 and the fiscal year-end value of outstanding stock options for the executive officers named in the Summary Compensation Table.

Aggregated Option Exercises in Last Fiscal Year
and Fiscal Year-End Option Values

Name	Shares Acquired on Exercise (#)	Value Realized ($)(1)	Number of Securities Underlying Unexercised Options at Fiscal Year End (#) Exercisable/ Unexercisable	Value of Unexercised In-the-Money Options at Fiscal Year End ($) Exercisable/ Unexercisable(2)

Stephen M. O’Hara	—	—	136,033/69,567	506,686/624,316
Paul R. Anderegg	—	—	53,000/29,000	941,110/427,180
Richard M. Fiorillo	—	—	8,250/12,750	114,365/107,020
Steven L. Frey	—	—	34,250/23,750	557,422/143,847
James W. Shaffer	—	—	21,750/19,250	366,957/98,255

(1)	The value realized reflects the fair market value of the shares received on the exercise date minus the exercise price.

(2)	Based upon the average of the high/low transaction prices as reported on New York Stock Exchange Composite Tape on January 28, 2005, the last trading day prior to the fiscal year end. “In-the-money” means that the fair market value of the Angelica common stock underlying the option is greater than the option’s exercise price on the valuation date. The value of unexercised options equals the fair market value of the shares underlying in-the-money options on January 28, 2005, less the exercise price, multiplied by the number of in-the-money options outstanding.

STOCK PERFORMANCE GRAPH

       The rules of the Securities and Exchange Commission require proxy statements to contain a performance graph comparing, over a five-year period, the performance of the common stock to the Standard & Poor’s 500 Stock Index and to either a published industry or line-of-business index or a group of peer issuers. Angelica utilizes the Value Line Industrial Services Index for this second comparison.

$400
$350
$300
$250
$200
$150
$100
$50
0
1/31/00
1/31/01
1/31/02
1/31/03
1/31/04
1/31/05
100
141
106
97
158
137
81
230
129
61
266
201
81
353
240
85
Angelica Corporation
S&P 500
Value Line Industrial Services

	1/31/00	1/31/01	1/31/02	1/31/03	1/31/04	1/31/05
Angelica Corporation	$100.00	$106.43	$137.07	$229.56	$266.24	$352.90
S&P 500	100.00	97.96	81.05	61.36	81.12	84.71
Value Line Industrial Services	100.00	141.44	157.54	128.98	200.62	239.77

(Assumes $100 invested on January 31, 2000 and that dividends are reinvested.)

SHAREHOLDER PROPOSAL
REGARDING SENIOR EXECUTIVE RETIREMENT BENEFITS
(Item No. 2 on Proxy Card)

       The AFL-CIO Reserve Fund, 815 Sixteenth Street, N.W., Washington D.C. 20006, owner of 200 shares of Angelica Corporation Common Stock, submitted the following proposal:

Shareholder Proposal

       RESOLVED: The shareholders of Angelica Corporation (the “Company”) urge the Board of Directors (the “Board”) to seek shareholder approval of any future extraordinary retirement benefits for senior executives. The Board shall implement this policy in a manner that does not violate any existing employment agreement or vested pension benefit.

       For the purposes of this resolution, “extraordinary retirement benefits” means receipt of additional years of service credit not actually worked, preferential benefit formulas not provided under the Company’s tax-qualified retirement plans, accelerated vesting of retirement benefits, and retirement perquisites and fringe benefits that are not generally offered to other Company employees.

Supporting Statement

       Supplemental executive retirement plans (“SERPs”) provide retirement benefits for a select group of management or highly compensated employees whose compensation exceeds limits set by Federal tax law. Because SERPs are unfunded plans and payable out of the Company’s general assets, the associated pension liabilities can be significant.

       Our Company’s SERP provides executives with the opportunity to earn additional pension benefits not provided by the Company’s tax-qualified retirement plan. Selected by the Compensation and Organization Committee of the Board (the “Committee”), a limited number of highly compensated executives may participate in this plan.

       Under the Company’s tax-qualified pension plan, employees who earn less than the Social Security taxable wage base ($90,000 in 2005), are entitled to an annual pension benefit of 8.25% of their final average salary after 30 years of service. In contrast, under our Company SERP, participating senior executives after 30 years of service may receive annual payments equal to 30% to 50% of their final average compensation for a period of 10 years.

       Company President and CEO Stephen O’Hara is also entitled to a special pension formula under the terms of his employment agreement. Mr. O’Hara receives three years of service credit for each actual year of work. After 10 years of service, Mr. O’Hara will be entitled to 50% of his final average compensation for a period of 10 years.

       Providing senior executives with extraordinary retirement benefits increases the cost of the Company’s nonqualified retirement plans to shareholders. In our view, the actuarial present value of an executive’s extraordinary retirement benefit can be significant. In addition, we believe these extraordinary benefits are unnecessary given the high levels of executive compensation at our Company.

       To help ensure that the use of extraordinary pension benefits for senior executives are in the best interests of shareholders, we believe such benefits should be submitted for shareholder approval. Because it is not always practical to obtain prior shareholder approval, the Company would have the option of seeking approval after the material terms were agreed upon.

       For these reason[sic], please vote for this resolution.

The Company’s Statement In Opposition

       The Board of Directors has considered this shareholder proposal and does not find it to be in the best interest of the Company and its shareholders for the following reasons.

       The proposal is based on the false premise that the Company’s only Supplemental Executive Retirement Plan (“SERP” or “Plan”) constitutes a significant unfunded liability for the Company. The proposal also incorrectly presumes that the actuarial present value of the Plan’s benefits exceed the assets that the Company allocates to the Plan. Neither premise is correct.

       The Company funds the long-term retirement obligations under the Plan through Company-owned life insurance policies on the SERP participants. The current, actual cash values of these policies exceed the benefit amounts that the limited number of participants will eventually receive under the SERP. The economic relationship between the funding sources and the projected benefit amounts is one that the Company actively manages and monitors so that the SERP is not an unfunded liability of the Company.

       The SERP retirement benefits are part of a comprehensive compensation package used to attract and retain selected senior executives. The Board, primarily through its Compensation and Organization Committee, is responsible for ensuring that executive compensation is sufficient to attract, retain and reward executives in a competitive business environment. The Company only permits certain executives to become participants in the SERP, and finds the Plan to be a useful component of executive compensation. The Plan allows the Company to recognize an executive’s service at another company in the form of providing additional years of service credit or benefit amounts under the Plan to compensate that executive for leaving their previous employment for reasons other than retirement. Similarly, the SERP also allows the Company to anticipate, and address through appropriate compensation to certain executives, an involuntary or earlier-than-expected end to an executive’s employment with the Company as a result of a change in control of the Company.

       The Board recognizes that it must perform its responsibilities in a manner that it believes to be in the best interest of the Company and its shareholders. In order to fulfill those obligations, the Board and the Compensation and Organization Committee must be able to design and approve, without delay or lack of certainty, compensation packages that address the facts and circumstances of an individual executive’s situation. Requiring shareholder approval of executive retirement benefits would substantially hamper and undermine their ability to attract and retain desirable candidates, particularly when motivating an executive to relocate, especially if doing so would require the executive to forfeit substantial retirement benefits that he or she has accrued elsewhere.

       The Company does not currently anticipate developing, nor does it have any plans to offer, new executive retirement benefits. However, it is in the best interest of the Company and its shareholders for the Company to retain the flexibility to consider making those benefits part of the compensation package for any or all of its senior executives without subjecting decisions to do so to shareholder approval.

       THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THIS SHAREHOLDER PROPOSAL.

INFORMATION ABOUT SHAREHOLDER PROPOSALS

       If any shareholder wants to submit a proposal for inclusion in the proxy material for the 2006 annual meeting, it must be received by our Corporate Secretary by December 21, 2005. Proposals should be mailed to:

Angelica Corporation
424 South Woods Mill Road
Chesterfield, MO 63017-3406
Attention: Steven L. Frey, Corporate Secretary

       Proposals not in full conformity with the applicable rules of the Securities and Exchange Commission may be excluded from the proxy statement.

       In addition, under our By-laws, shareholder proposals, including nominations of candidates for director, which are not included in the proxy statement may be considered at the meeting if the shareholder gives timely notice of the proposal or nomination in writing to our Corporate Secretary. To be timely, a shareholder’s notice must be received by the Corporate Secretary not less than 60 days nor more than 90 days prior to the date of the meeting. However, if a notice of the meeting was not mailed, or the date of the meeting not publicly disclosed, at least 70 days before the date of the meeting, then shareholders may submit director nominations or other proposals to be presented at the meeting if proper notice is delivered to and received by our Corporate Secretary within 10 days after any such mailing or public disclosure. The shareholder’s notice must include:

•	a brief description of each item of business desired to be brought before the meeting and the reasons for conducting such business at the meeting;

•	the name and address, as they appear on Angelica’s books, of the shareholder proposing such business;

•	the number of shares of common stock which are beneficially owned by the shareholder; and

•	any material interest of the shareholder in such business.

       Any shareholder nomination concerning a director candidate must be accompanied by:

•	the name and address of the shareholder and the number of shares of common stock owned by the shareholder; and

•	a statement from the candidate indicating his or her willingness to serve if elected and disclosing principal occupations or employment of the candidate over the past five years.

ANNUAL REPORT

       A copy of the Company’s Annual Report on Form 10-K for the year ended January 29, 2005 as filed with the Securities and Exchange Commission (but without exhibits), may be obtained by any shareholder, without charge, upon making a written or telephone request to Investor Relations, Angelica Corporation, 424 South Woods Mill Road, Chesterfield, MO 63017-3406, Telephone: (314) 854-3800.

HOUSEHOLDING OF MATERIALS

       In some instances, only one copy of this proxy statement is being delivered to multiple shareholders sharing a common address, unless we have received instructions from one or more of the shareholders to continue to deliver multiple copies. We will deliver promptly upon oral or written request a separate copy of the proxy statement to any stockholder at your address. If you wish to receive a separate copy of the proxy statement, you may call us at (314) 854-3800, or send a written request to Investor Relations, Angelica Corporation, 424 South Woods Mill Road, Chesterfield, MO 63017-3406. If you have received only one copy of the proxy statement and wish to receive a separate copy for each shareholder in the future, you may call us at the telephone number or write us at the address listed above. Alternatively, shareholders sharing an address who now receive multiple copies of the proxy statement may request delivery of a single copy, also by calling us at the number or writing to us at the address listed above.

* * *

Appendix A

ANGELICA CORPORATION
Audit Committee of the Board of Directors
AMENDED AND RESTATED CHARTER

       This charter (the “Charter”) shall govern the operations of the Audit Committee (the “Committee”) of the Board of Directors of Angelica Corporation (the “Company”).

I. Organization/Membership

       The Committee shall be composed of not less than three Directors, each of whom is an “independent” Director. An independent Director is a member of the Board of Directors of the Company who:

•	the Board of Directors of the Company has affirmatively determined has no material commercial, industrial, banking, consulting, legal, accounting, charitable or familial relationship with the Company, either individually or as a partner, shareholder or officer of an organization or entity having such a relationship with the Company;

•	is not, and has not been, for the three years prior to the date of determination, an employee of the Company and who has no immediate family member who is or has been, for the three years prior to the date of determination, an executive officer of the Company;

•	is not a current partner or employee of a firm that is the Company’s internal or external auditor, and who has no immediate family member who is a current employee of such a firm who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice, or, in the event the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm, the director or the immediate family member did not personally work on the Company’s audit within that time;

•	is not, and has not been (and who has no immediate family member who is or has been), for the three years prior to the date of determination, part of an interlocking directorship in which an executive officer of the Company serves on the compensation committee of the company that concurrently employed the director (or immediate family member) as an executive officer;

•	does not, accept directly or indirectly any consulting, advisory, or other compensatory fee from the Company, other than director and committee fees and receipt of fixed amounts of compensation under a retirement plan (including deferred compensation) for prior service to the Company (provided that such compensation is not contingent in any way on continued service);

•	has not (and who has no immediate family member who has), during any twelve-month period in the three years prior to the date of determination, received more than $100,000 in direct compensation from the Company, other than director and committee fees and receipt of fixed amounts of compensation under a retirement plan (including deferred compensation) for prior service to the Company (provided that such compensation is not contingent in any way on continued service); and

•	is not a current employee (and who has no immediate family member who is a current executive officer) of another company that, prior to the date of determination, has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

       For the purpose of determining independence, “immediate family member” means such director’s: spouse, parents, children, siblings, mothers-and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law and anyone (other than domestic employees) who shares the director’s home. The Committee may determine a director to be independent if the disqualifying issue relates to an immediate family member who is no longer an immediate family member as a result of legal separation or divorce or if the relevant immediate family member has died or become incapacitated. References to any company include any parent or subsidiary in a consolidated group with the company.

       Each Director who serves on the Committee shall, in the judgment of the Board of Directors, be financially literate, and at least one member shall be an “Audit Committee financial expert.” A Director shall be considered an Audit Committee financial expert if the Director:

•	has an understanding of financial statements and generally accepted accounting principles;

•	has the ability to assess the general application of such principles in connection with the accounting for estimates, accruals and reserves;

•	has experience preparing, or actively supervising others in, auditing, analyzing or evaluating financial statements with a breadth and level of complexity generally comparable to the breadth and complexity of issues that can reasonably be expected to arise in the Company’s financial statements;

•	has an understanding of internal controls and procedures for financial reporting; and

•	has an understanding of the functions of the audit committee.

       The Board of Directors can determine that a person has acquired the above attributes through the person’s education and experience as, or experience actively supervising, a principal financial officer, principal accounting officer, controller, public accountant or auditor or another position with responsibility for the preparation, auditing or evaluation of financial statements.

       The Board of Directors expects that no Director will serve on the Committee if he or she is serving on the audit committees of more than two other publicly traded corporations. In determining whether an exception to this expectation is warranted, the Board will take into consideration whether a Director is otherwise retired from full time employment and, thereby, better able to accommodate the duties of additional audit committee memberships.

II. Purposes and Authority

       The Committee shall have the sole authority to hire and fire the independent auditors of the Company and to approve any non-audit relationship with the independent auditors. The purpose of the Committee shall be to assist the Board of Directors of the Company in the Board’s oversight of:

•	the integrity of the Company’s financial statements;

•	the Company’s compliance with applicable legal and regulatory requirements with respect to financial reporting;

•	the independent auditor’s qualifications and independence; and

•	the performance of the Company’s internal audit function and the Company’s independent auditors.

       The Committee shall have the authority to engage independent counsel and other advisers, as it determines necessary to carry out its duties. The Company shall provide for appropriate funding, as determined by the Committee, in its capacity as a committee of the Board of Directors of the Company, for payment of:

•	Compensation to the independent auditors;

•	Compensation to any advisers employed by the Committee; and

•	Ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

       The Committee will also prepare its report that is required by the rules and regulations of the Securities and Exchange Commission to be included in the Company’s proxy statement for the annual meeting of shareholders. The Committee will maintain free and open means of communication between the Board of Directors, the independent auditors, the internal auditors and those responsible for financial management for the Company.

III. Responsibilities

       In carrying out its responsibilities, the Committee believes its policies and procedures should remain flexible in order to best react to the changing conditions and to ensure to the Board of Directors and shareholders of the Company that the corporate accounting and reporting practices of the Company are in accordance with all applicable requirements and are of the highest quality.

       Specifically, the Committee will:

•	Have regular meetings at least four times a year and special meetings as the Committee may deem necessary;

•	Be directly responsible for the appointment, compensation, retention and oversight of the work of the independent auditors engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company (including the resolution of disagreements between management and the independent auditors regarding financial reporting). The independent auditors will report directly to the Committee.

•	Meet with the independent auditors and financial management of the Company to review the scope of the proposed audit for the then-current year, the proposed audit fees and the audit procedures to be utilized, and at the conclusion thereof, review such audit, including any comments or recommendations of the independent auditors, and elicit the judgment of the independent auditors regarding the quality of the accounting principles applied to the Company’s financial reporting;

•	At least annually, assess the independence of the independent auditor by reviewing all relationships between the independent auditor and the Company and obtain and review a report by the independent auditor describing the independent auditor’s internal quality-control procedures, any material issues raised in the most recent quality-control review or peer review of the independent auditor or by any inquiry or investigation of the independent auditor by a governmental or professional authority within the past five years with respect to one or more audits carried out by the independent auditor and any steps taken by the independent auditor to deal with the issues;

•	Meet to review the annual audited and quarterly financial statements with management and the independent auditors, including the specific disclosures in the management’s discussion and analysis section of the Form 10-K or Form 10-Q. In conjunction with such annual or quarterly meeting, the Committee shall review:

•	major issues regarding accounting principles and financial statement presentation, including any significant changes in the Company’s selection or application of accounting principles and major issues as to the adequacy and effectiveness of internal controls and any special audit actions taken in light of major internal control deficiencies;

•	analyses prepared by management and/or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including an analysis of the effects of alternative methods of generally accepted accounting principles on the financial statements; and

•	the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on financial statements;

•	Discuss the type of information to be disclosed in earnings press releases, earnings guidance and other financial presentations that are to be provided to analysts, rating agencies and the general public, paying particular attention to the use of “pro forma” or “as adjusted” financial disclosures that are not determined in accordance with generally accepted accounting principles;

•	Discuss the Company’s guidelines and policies regarding risk assessment and risk management;

•	Meet separately with management, the internal auditors and the independent auditors. The meeting with the independent auditors should include a discussion of any restrictions placed on the scope of the independent auditors activities or on access to requested information, any significant disagreements with management, and an evaluation by the internal auditors of the Company’s financial, accounting and internal auditing personnel and the cooperation that the independent auditors received from such personnel during the course of the audit. The Committee shall be informed of and may review:

•	Any accounting adjustments that were noted by the independent auditors but “passed” (as immaterial or otherwise);

•	Any communications between the independent audit team and the independent auditor’s national offices about auditing or accounting issues raised in the course of the audit of the Company’s financial statements; or

•	Any management or internal control letter issued, or proposed to be issued, by the audit firm to the Company.
The meeting with the internal auditors should include a review of the responsibilities, budget and staffing of the Company’s internal audit function as well as the internal auditors’ independence and authority, reporting obligations, proposed internal audit plan for the coming year and coordination of the plan with the independent auditors. The internal auditors should also present a summary of findings for completed internal audits and progress reports on current internal audit plans, with explanations for any deviations from the plan;

•	Review and approve all relationships between the independent auditors and the Company, other than the audit of the financial statements with a view toward ensuring the objectivity and independence of the independent auditors. In this regard, the Committee will set clear hiring policies with respect to employees or former employees of the independent auditors by the Company to ensure that there are no direct or indirect adverse effect on independence of the independent auditors due to the potentiality of future employment by the Company of such personnel;

•	Establish procedures for the receipt, retention and treatment of complaints and concerns received by the Company regarding accounting, internal controls and auditing matters and for the confidential, anonymous submission of such complaints and concerns by employees of the Company; and

•	Submit reports of all meetings of the Committee to, and discuss the matters covered at each Committee meeting with the Board of Directors. The reports to the Board should include a review of any issues relating to the quality and integrity of the Company’s financial statements, its compliance with legal and regulatory requirements, the performance and independence of the independent auditors and the performance of the internal audit function.

IV. Annual Review

       The Committee annually will review and assess the adequacy of the Charter and the Committee’s own performance under the Charter. The Committee will determine whether any changes to the Charter are advisable or any corrective actions should be undertaken to correct any deficiencies or weaknesses noted in the self-evaluation. The findings of the Committee, as well as any amendments to the Charter, will be presented to the Board of Directors for its approval.

       As adopted by the Board of Directors on March 27, 2001, amended and restated on March 13, 2003, amended and restated on March 17, 2004, amended and restated on May 24, 2004, amended and restated on March 17, 2005.

THE ANNUAL MEETING WILL BE HELD ON MAY 24, 2005, AT THE SAINT LOUIS CLUB, 14TH FLOOR, 7701 FORSYTH BOULEVARD, CLAYTON, MISSOURI.

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THIS MEETING, WHETHER OR NOT YOU ATTEND THE MEETING IN PERSON. TO MAKE SURE YOUR SHARES ARE REPRESENTED, WE URGE YOU TO COMPLETE, DETACH AND MAIL THE PROXY FORM BELOW, OR VOTE BY TELEPHONE OR INTERNET.

(Fold and Detach Here)

The undersigned hereby appoints Stephen M. O'Hara and Steven L. Frey, and each of them, the proxy of the undersigned, each with power of substitution, to vote all shares which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of Angelica Corporation to be held on May 24, 2005, and at any adjournment thereof; provided, however, that said shares shall be voted as specified on the reverse side hereof.

Unless otherwise indicated, this proxy will be voted FOR the election of Directors in Item 1 and AGAINST Item 2.

Date: ______________________________, 2005

____

____

SIGNATURE OF SHAREHOLDER(S)

(Please sign proxy exactly as name appears hereon. Joint owners should each sign personally. Corporate proxies should be signed by authorized officer. Executors, administrators, trustees, etc. should so indicate when signing.)

☐ Check here if you plan to attend the meeting.

PLEASE MARK, SIGN, AND DATE AND RETURN IN THE ENCLOSED ENVELOPE.

VOTING INSTRUCTIONS

You can vote your shares in one of three ways:

TELEPHONE***INTERNET***MAIL
24 hours a day - 7 days a week

Your vote is important. Please vote as soon as possible.

Vote-by-Internet

Log on to the Internet and go to
http://www.eproxyvote.com/agl-401k

Have your proxy card in hand when you access the website and follow the instructions.

Internet votes must be received by 5:00 p.m. (Central Time) on May 23, 2005.

OR

Vote-by-Telephone

Call toll-free (in the U.S.)
1-800-758-6973

Have your proxy card in hand when you call and follow the instructions.

Telephone votes must be received by 5:00 p.m. (Central Time) on May 23, 2005.

Your Internet or telephone vote works in the same manner as if you marked, signed and returned your proxy card by mail.
OR

Vote-by-Mail

Mark, sign and date the proxy card on the reverse side. Detach the proxy card and return it in the postage-paid envelope.

YOUR VOTE IS IMPORTANT

IF YOU VOTE BY MAIL, PLEASE MARK, DATE AND SIGN THIS PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE.

ANGELICA CORPORATION

PROXY for Annual Meeting of Shareholders to be held May 24, 2005

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The Board of Directors recommends a vote FOR Item 1

1. ELECTION OF DIRECTORS to serve for three year terms expiring in 2008:

☐ **FOR ALL** ☐ **Withhold All** ☐ **For All Except**

To withhold authority to vote for any individual nominee, mark "For All Except' and strike a line through the nominee's name.

(01) Charles W. Mueller (02) Dr. William A. Peck (03) Dr. Ronald N. Riner

The Board of Directors recommends a vote AGAINST Item 2

2. Shareholder proposal regarding Senior Executive Retirement Benefits

☐ **FOR** ☐ **AGAINST** ☐ **ABSTAIN**

The proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournment thereof in such manner as said proxies shall determine in their sole discretion.

THE ANNUAL MEETING WILL BE HELD ON MAY 24, 2005, AT THE SAINT LOUIS CLUB, 14TH FLOOR, 7701 FORSYTH BOULEVARD, CLAYTON, MISSOURI.

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THIS MEETING, WHETHER OR NOT YOU ATTEND THE MEETING IN PERSON. TO MAKE SURE YOUR SHARES ARE REPRESENTED, WE URGE YOU TO COMPLETE, DETACH AND MAIL THE PROXY FORM BELOW, OR VOTE BY TELEPHONE OR INTERNET.

(Fold and Detach Here)

The undersigned hereby appoints Stephen M. O'Hara and Steven L. Frey, and each of them, the proxy of the undersigned, each with power of substitution, to vote all shares which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of Angelica Corporation to be held on May 24, 2005, and at any adjournment thereof; provided, however, that said shares shall be voted as specified on the reverse side hereof.

Unless otherwise indicated, this proxy will be voted FOR the election of Directors in Item 1 and AGAINST Item 2.

Date: ______________________________, 2005

____

____

SIGNATURE OF SHAREHOLDER(S)

(Please sign proxy exactly as name appears hereon. Joint owners should each sign personally. Corporate proxies should be signed by authorized officer. Executors, administrators, trustees, etc. should so indicate when signing.)

☐ Check here if you plan to attend the meeting.

PLEASE MARK, SIGN, AND DATE AND RETURN IN THE ENCLOSED ENVELOPE.

VOTING INSTRUCTIONS

You can vote your shares in one of three ways:

TELEPHONE***INTERNET***MAIL

24 hours a day - 7 days a week

Your vote is important. Please vote as soon as possible.

Vote-by-Internet

Log on to the Internet and go to
http://www.eproxyvote.com/agl

Have your proxy card in hand when you access the website and follow the instructions.

Internet votes must be received by 5:00 p.m. (Central Time) on May 23, 2005.

OR

Vote-by-Telephone

Call toll-free (in the U.S.)
1-800-758-6973

Have your proxy card in hand when you call and follow the instructions.

Telephone votes must be received by 5:00 p.m. (Central Time) on May 23, 2005.

Your Internet or telephone vote works in the same manner as if you marked, signed and returned your proxy card by mail.

OR

Vote-by-Mail

Mark, sign and date the proxy card on the reverse side. Detach the proxy card and return it in the postage-paid envelope.

YOUR VOTE IS IMPORTANT

IF YOU VOTE BY MAIL, PLEASE MARK, DATE AND SIGN THIS PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE.

ANGELICA CORPORATION

PROXY for Annual Meeting of Shareholders to be held May 24, 2005

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The Board of Directors recommends a vote FOR Item 1

1. ELECTION OF DIRECTORS to serve for three year terms expiring in 2008:

☐ **FOR ALL** ☐ **Withhold All** ☐ **For All Except**

To withhold authority to vote for any individual nominee, mark "For All Except' and strike a line through the nominee's name.

(01) Charles W. Mueller (02) Dr. William A. Peck (03) Dr. Ronald N. Riner

The Board of Directors recommends a vote AGAINST Item 2

2. Shareholder proposal regarding Senior Executive Retirement Benefits

☐ **FOR** ☐ **AGAINST** ☐ **ABSTAIN**

The proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournment thereof in such manner as said proxies shall determine in their sole discretion.